Exhibit 99.1

Porter Bancorp Closes Private Placement of Common Stock

Issues 1.150 Million Shares; Raises $14.950 Million New Capital

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 30, 2018--Porter Bancorp, Inc. (NASDAQ: PBIB) reported today the completion of a private placement of common stock on March 30, 2018. In the transaction, the Company issued to Patriot Financial Partners III, L.P. (“Patriot”) 150,000 common shares and 1.0 million non-voting common shares at $13.00 per share resulting in total proceeds of $14.950 million of which $5.0 million was contributed as capital to the Company’s wholly-owned subsidiary, Limestone Bank. The balance of the proceeds will be used for general corporate purposes and to support the growth of Limestone Bank.

John T. Taylor, President and CEO of the Company noted, “We are pleased to report the completion of this capital raise to support the growth of our franchise. I am appreciative of the continued support of our shareholders, directors, associates, and most importantly, our customers.”

FIG Partners, LLC served as the Company’s financial advisor and Wyatt, Tarrant & Combs, LLP served as the Company’s legal advisor in this transaction. After the transaction, the Company had 6,189,864 common shares and 1,220,000 non-voting common shares issued and outstanding for a total of 7,409,864 shares issued and outstanding. More detailed information regarding the private placement will be included in the Company’s 8-K filing with the Securities and Exchange Commission.

About Porter Bancorp, Inc.
Porter Bancorp, Inc. (NASDAQ: PBIB) is a Louisville, Kentucky-based bank holding company which operates banking centers in 12 counties through its wholly-owned subsidiary Limestone Bank. Our markets include metropolitan Louisville in Jefferson County and the surrounding counties of Henry and Bullitt, and extend south along the Interstate 65 corridor. We serve southern and south central Kentucky from banking centers in Butler, Green, Hart, Edmonson, Barren, Warren, Ohio and Daviess counties. We also have a banking center in Lexington, Kentucky, the second largest city in the state. Limestone Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements
Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company’s customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company’s Form 10-K for the year ended December 31, 2017.

CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
Chief Executive Officer